Exhibit 99.1

FTI Consulting, Inc.

900 Bestgate Road

Annapolis, MD 21401

(410) 224-8770

FOR FURTHER INFORMATION:
AT FTI CONSULTING:	AT THE ABERNATHY MACGREGOR GROUP:
Jack Dunn, President & CEO	Winnie Lerner/Jessica Liddell
(410) 224-1483	(212) 371-5999

FOR IMMEDIATE RELEASE

FTI CONSULTING, INC. ANNOUNCES RECORD QUARTERLY REVENUES OF

$133.2 MILLION

Third Quarter Revenues up 27.6 Percent;

Income from Operations up 27.2 Percent and EPS up 19.2 Percent before One-Time

Charges

Updates Outlook for Remainder of 2005

ANNAPOLIS, MD, October 31, 2005—FTI Consulting, Inc. (NYSE: FCN), a premier provider of problem-solving consulting and technology services to major corporations, financial institutions and law firms, today reported its results for the third quarter of 2005. FTI has also filed today its Form 10-Q with the SEC for the third quarter of 2005.

Third-Quarter 2005 Results

For the quarter, revenues were a quarterly record of $133.2 million, an increase of 27.6 percent from $104.4 million for the third quarter of 2004. Income from operations before one-time charges rose 27.2 percent to $26.2 million from $20.6 million in the comparable quarter last year. Earnings per share increased 19.2 percent to $0.31 on a diluted basis before one-time charges compared with $0.26 last year.

Commenting on the quarter, Jack Dunn, FTI’s President and Chief Executive Officer said: “We are pleased to report that our third quarter this year produced all-time record quarterly revenues and strong growth in earnings before one time charges. Traditionally our slowest quarter, this year we saw strong performance in our forensic accounting and financial investigations practice related, among other things, to insurance and hedge fund investigations, as well as increased economic consulting in the telecom and energy areas related to merger and acquisition activity on the one hand and litigation and strategy on the other.

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“In anticipation of these efforts continuing, during the quarter we invested almost $1.0 million in compensation and recruiting fees to grow our headcount at the short-term expense of earnings per share. During the quarter we added 78 revenue producing professionals, including 11 Senior Managing Directors, and affiliated with three new high-profile PhD economists. We would expect the return from these people to increase over the next several quarters.

“Looking forward we expect forensic accounting and financial investigations activity to remain strong, telecom activity to shift into a strategic and litigation phase as companies adjust to new realities in the post mega-merger environment, and the energy business to continue to be vibrant as large energy sensitive companies such as producers, utilities and consumers face the challenges of a higher price environment. In addition, our forensic/litigation/technology segment should see impact from Hurricane Katrina related work and our announced roles in such high profile restructuring matters as Asarco and Northwest Airlines, as well as continuing work in Delphi should have a positive impact on results for the corporate finance/restructuring practice in the fourth quarter.”

As previously reported, earnings for the third quarter of 2005 were impacted by several one-time charges totaling approximately $0.04 per share. These charges included a non-cash charge of approximately $1.7 million, or approximately $0.03 per diluted share, for the write-off of deferred financing costs associated with the early extinguishment of the company’s $142.5 million term loan in connections with its $350.0 million debt offering in August 2005, and approximately $900,000, or approximately $0.01 per diluted share in connection with its sub-lease for 30 months of a portion of its New York City facility.

Earnings from operations before interest, taxes, depreciation and amortization before onetime charges (Adjusted EBITDA, see note below) increased 28.9 percent to $31.2 million, 23.4 percent of revenues, compared with EBITDA of $24.2 million, or 23.2 percent of revenues, in the third quarter of the prior year.

Cash flow provided by operations for the third quarter of 2005 was $27.5 million compared with $29.7 million provided in the third quarter of 2004, a decrease of 7.4 percent. Total long-term debt at September 30, 2005 was $350.0 million. No amounts were outstanding under the company’s revolving credit agreement. The company repurchased 5.2 million shares of common stock during the third quarter in connection with its $350.0 million debt offerings. At September 30, 2005, the remaining amount authorized under the company’s current share repurchase program was approximately $40 million.

Total headcount at September 30, 2005 was 1,291, and revenue-generating headcount was 966. Utilization of revenue-generating personnel measurable by billable hours was approximately 76 percent for the third quarter, and average rate per hour for the quarter was approximately $331. Utilization was relatively strong in the third quarter at all staff levels, the mix of which contributed to the modest decline in the average rate per hour.

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Third-Quarter 2005 Business Segment Results

Forensic/Litigation/Technology

Revenues increased 25.5 percent to $55.2 million in the third quarter from $44.0 million last year. Approximately $19.6 million in revenues were generated by the company’s combined technology operations as compared to $11.3 million in the prior year. Segment EBITDA was $16.8 million, or 30.4 percent of revenues, an increase of 43.6 percent from $11.7 million in the prior year, or 26.6 percent of revenues.

Corporate Finance/Restructuring

Revenues were $49.6 million for the third quarter, a 22.8 percent increase from $40.4 million recorded in the third quarter of 2004. Segment EBITDA was $14.1 million, or 28.4 percent of revenues, an increase of 4.4 percent from $13.5 million in the prior year, or 33.4 percent of revenues.

Economic Consulting

Revenues in the economic consulting segment were $28.4 million in the third quarter of 2005, increasing 42.0 percent from $20.0 million last year. Segment EBITDA was $7.2 million, or 25.4 percent of revenues, an increase of 111.8 percent from $3.4 million, or 16.8 percent of revenues, in the prior year.

Nine-Month Results

For the nine months of 2005, revenues were $373.7 million, an increase of 16.0 percent compared with $322.1 million for the first nine months of 2004. Income from operations before one-time charges rose 19.8 percent to $77.4 million from $64.6 million last year. Earnings per share before one-time charges increased 15.7 percent to $0.93 on a diluted basis compared with $0.83 for the same period last year.

Earnings from operations before interest, taxes, depreciation and amortization before one-time charges (Adjusted EBITDA, see note below) increased 18.0 percent to $89.0 million, or 23.8 percent of revenues, compared with EBITDA of $75.4 million, or 23.4 percent of revenues, in the first nine months of the prior year. Cash flow provided by operations for the first nine months of 2005 increased to $43.5 million, compared with $30.2 million in the first nine months of 2004.

Forensic/Litigation/Technology revenues increased 17.2 percent to $156.9 million in the first nine months of 2005 from $133.9 million in the first nine months of 2004.

Approximately $50.9 million in revenues were generated by our combined technology operations as compared to $32.3 million in the prior year. Segment EBITDA was $50.6 million, or 32.2 percent of revenues, an increase of 30.7 percent from $38.7 million, or 28.9 percent of revenues, in the prior year.

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Corporate Finance/Restructuring revenues were $135.4 million for the first nine months of 2005, an increase of 9.8 percent from $123.3 million recorded in the first nine months of 2004. Segment EBITDA was $41.3 million, or 30.5 percent of revenues, an increase of 6.4 percent from $38.8 million, or 31.5 percent of revenues, in the prior year.

Economic Consulting revenues were $81.4 million in the first nine months of 2005, increasing 25.2 percent from $65.0 million in the first nine months of 2004. Segment EBITDA was $19.9 million, or 24.4 percent of revenues, an increase of 41.1 percent from $14.1 million, or 21.7 percent of revenues, in the prior year.

Outlook for Remainder of 2005

Based on results for the first nine months of the year, FTI’s outlook for the remainder of 2005 is as follows: revenues are anticipated to range from $503.0 million to $512.0 million for the full year; earnings per diluted share are expected to range from $1.28 to $1.35 before one-time charges; EBITDA is expected to range from $121.0 million to $126.0 million and cash flow from operations is expected to range between $75.0 million and $85.0 million. To achieve the high-ends of these ranges will require the company to earn certain success fees in the fourth quarter, the timing of which is often difficult to predict.

The company believes its average bill rate per hour will range from $337 to $340 and utilization will range from approximately 80 to 81 percent (on a 2,032 hours base), respectively. The updated outlook by segment for 2005 reflects, among other things, some shift in segment results due to the continued success of FTI’s cross-selling and cross-utilization programs. While such programs may impact individual segment results, they have no effect on total enterprise revenues and profitability. A table reflecting the outlook for each of FTI’s three business segments is attached.

Third-Quarter Conference Call

FTI will hold a conference call to discuss third-quarter results and management’s outlook for the remainder of 2005 at 11:00 a.m. Eastern time on Tuesday, November 1, 2005. The call can be accessed live and will be available for replay over the Internet by logging onto the company’s website, www.fticonsulting.com, for 90 days.

About FTI Consulting

FTI is a premier provider of problem-solving consulting and technology services to major corporations, financial institutions and law firms when confronting critical issues that shape their future and the future of their clients, such as financial and operational improvement, major litigation, mergers and acquisitions and regulatory issues. Strategically located in 24 of the major US cities, London and Melbourne, FTI’s total workforce of approximately 1,300 employees includes numerous PhDs, MBAs, CPAs, CIRAs and CFEs, who are committed to delivering the highest level of service to clients. Additional information is available at: www.fticonsulting.com.

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Note: Although EBITDA and Adjusted EBITDA (excluding one-time charges) are not measures of financial condition or performance determined in accordance with GAAP, FTI believes that it is a useful operating performance measure for evaluating its results of operations from period to period and as compared to its competitors. EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies to value and compare the financial performance of companies in its industry. FTI uses EBITDA to evaluate and compare the operating performance of its segments and it is one of the primary measures used to determine employee bonuses. FTI also uses EBITDA to value businesses it acquires or anticipates acquiring. A reconciliation of Adjusted EBITDA to net earnings and EBITDA is included in the accompanying tables to this press release. Adjusted EBITDA and EBITDA are not defined in the same manner by all companies and may not be comparable to other similarly titled measures of other companies unless the definition is the same. In addition, because the calculation of EBITDA in the maintenance covenants contained in FTI’s credit facilities is based on accounting policies in use, consistently applied from the time the indebtedness was incurred, Adjusted EBITDA and EBITDA as supplemental financial measures are also indicative of the company’s capacity to service debt and thereby provides additional useful information to investors regarding the company’s financial condition and results of operations. Adjusted EBITDA and EBITDA for purposes of those covenants are not calculated in the same manner as they are calculated in the accompanying table.

This press release includes “forward-looking” statements that involve uncertainties and risks. There can be no assurance that actual results will not differ from the company’s expectations. The company has experienced fluctuating revenues, operating income and cash flow in some prior periods and expects this may occur from time to time in the future. As a result of these possible fluctuations, the company’s actual results may differ from our projections. Further, preliminary results are subject to normal year-end adjustments. Other factors that could cause such differences include pace and timing of additional acquisitions, the company’s ability to realize cost savings and efficiencies, competitive and general economic conditions, retention of staff and clients and other risks described in the company’s filings with the Securities and Exchange Commission. We are under no duty to update any of the forward-looking statements to conform such statements to actual results or events and do not intend to do so.

FINANCIAL TABLES FOLLOW

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FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004

(in thousands, except per share data)

	Nine Months Ended
	September 30, 2005	September 30, 2004
	(unaudited)
Revenues	$373,720	$322,118

Direct cost of revenues	202,878	176,994
Selling, general and administrative expense	89,110	76,348
Loss from subleased facilities	920	—
Amortization of other intangible assets	4,309	4,220

	297,217	257,562

Operating income	76,503	64,556
Other income (expense)
Interest expense, net	(8,192)	(4,178)
Loss on early estinguishment of term loans	(1,687)	—
Litigation settlements	(991)	—

Income from operations before income tax provision	65,633	60,378

Income tax provision	27,566	25,117

Net income	$38,067	$35,261

Earnings per common share - basic	$0.91	$0.84

Weighted average common shares outstanding - basic	41,760	42,135

Earnings per common share - diluted	$0.90	$0.83

Weighted average common shares outstanding - diluted	42,404	42,534

Supplemental Financial Data
	Nine Months Ended
	September 30, 2005	September 30, 2004
	(in thousands)
EBITDA Reconciliation:
Adjusted EBITDA (2)	$89,049	$75,423
Loss from subleased facilities	(920)	—
Litigation settlements	991	—

EBITDA (1)	89,120	75,423
Depreciation and other amortization	8,308	6,647
Amortization of other intangible assets	4,309	4,220

Operating income	76,503	64,556
Litigation settlements	(991)	—
Interest expense, net	(8,192)	(4,178)
Loss on early estinguishment of term loans	(1,687)	—
Income tax	(27,566)	(25,117)

Net income	$38,067	$35,261

(1)	We define EBITDA (earnings before net interest, taxes, depreciation and amortization) as operating income before depreciation and amortization which may not be similar to EBITDA measures of other companies. EBITDA is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statement of operations. We believe that EBITDA is useful to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to fund capital expenditures and service debt. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. EBITDA is a common alternative performance measure used by investors, analysts and credit rating agencies to evaluate and compare the operating performance and value of companies with our industry.

(2)	Adjusted EBITDA represents EBITDA after corporate expenses that excludes certain one-time gains, losses and other charges that do not relate to the ongoing operations of our business. Adjusted EBITDA as defined above may not be similar to adjusted EBITDA measures of other companies. Adjusted EBITDA is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statements of income. We believe that adjusted EBITDA is useful to investors because it allows investors to evaluate our operating results and related financial performance for different periods on a more comparable basis by excluding items that do not relate to the ongoing operations of our business.

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004

(in thousands, except per share data)

	Three Months Ended
	September 30, 2005	September 30, 2004
	(unaudited)
Revenues	$133,189	$104,433

Direct cost of revenues	73,341	56,739
Selling, general and administrative expense	31,667	25,830
Loss from subleased facilities	920	—
Amortization of other intangible assets	1,952	1,244

	107,880	83,813

Operating income	25,309	20,620
Other income (expense)
Interest expense, net	(4,327)	(1,375)
Loss on early estinguishment of term loans	(1,687)	—
Litigation settlements	21	—

Income from operations before income tax provision	19,316	19,245
Income tax provision	8,113	8,294

Net income	$11,203	$10,951

Earnings per common share - basic	$0.28	$0.26

Weighted average common shares outstanding - basic	40,177	42,134

Earnings per common share - diluted	$0.27	$0.26

Weighted average common shares outstanding - diluted	41,170	42,479

Supplemental Financial Data

	Three Months Ended
	September 30, 2005	September 30, 2004
	(in thousands)
EBITDA Reconciliation:
Adjusted EBITDA (2)	$31,198	$24,160
Loss from subleased facilities	(920)	—
Litigation settlements	(21)	—

EBITDA (1)	30,257	24,160
Depreciation and other amortization	2,996	2,296
Amortization of other intangible assets	1,952	1,244

Operating income	25,309	20,620
Litigation settlements	21	—
Interest expense, net	(4,327)	(1,375)
Loss on early estinguishment of term loans	(1,687)	—
Income tax provision	(8,113)	(8,294)

Net income	$11,203	$10,951

(1)	We define EBITDA (earnings before net interest, taxes, depreciation and amortization) as operating income before depreciation and amortization which may not be similar to EBITDA measures of other companies. EBITDA is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statement of operations. We believe that EBITDA is useful to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to fund capital expenditures and service debt. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. EBITDA is a common alternative performance measure used by investors, analysts and credit rating agencies to evaluate and compare the operating performance and value of companies with our industry.

(2)	Adjusted EBITDA represents EBITDA after corporate expenses that excludes certain one-time gains, losses and other charges that do not relate to the ongoing operations of our business. Adjusted EBITDA as defined above may not be similar to adjusted EBITDA measures of other companies. Adjusted EBITDA is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statements of income. We believe that adjusted EBITDA is useful to investors because it allows investors to evaluate our operating results and related financial performance for different periods on a more comparable basis by excluding items that do not relate to the ongoing operations of our business.

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004

(in thousands)

	September 30, 2005	September 30, 2004
Operating activities
Net income	$38,067	$35,261
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and other amortization	8,308	6,647
Amortization of other intangible assets	4,309	4,220
Provision for doubtful accounts	2,945	5,390
Income tax benefit from stock option exercises	1,188	2,102
Loss on early estinguishment of term loans	1,687	—
Non-cash compensation expense	1,374	898
Loss from subleased facilities	920	—
Non-cash interest and other	2,056	(47)
Changes in operating assets and liabilities
Accounts receivable	(31,471)	(30,590)
Prepaid expenses and other assets	(1,947)	(5,180)
Accounts payable and other liabilities	6,985	11,694
Accrued compensation expense	6,115	2,560
Billings in excess of services provided	(1,294)	(7,564)
Income taxes payable	4,261	4,841

Net cash provided by operating activities	43,503	30,232

Investing activities
Purchases of property and equipment	(12,077)	(6,694)
Payments for acquisition of businesses, including contingent payments and acquisition costs	(50,972)	(1,247)
Proceeds from note receivable due from owners of former subsidiary	5,525	—
Change in other assets	(134)	(610)

Net cash used in investing activities	(57,658)	(8,551)

Financing activities
Issuance of debt securities	350,000	—
Purchase and retirement of common stock	(133,088)	(9,329)
Payments of long-term debt	(155,000)	(11,250)
Borrowings under long-term debt arrangements	50,000	—
Borrowings under revolving credit facility	33,500	43,500
Payments of revolving credit facility	(33,500)	(43,500)
Issuance of common stock under equity compensation plans	5,016	2,638
Payments of debt financing fees, capital lease obligations and other	(13,220)	(518)

Net cash (used in) provided by financing activities	103,708	(18,459)

Net increase in cash and cash equivalents	89,553	3,222
Cash and cash equivalents, beginning of period	25,704	5,765

Cash and cash equivalents, end of period	$115,257	$8,987

FTI CONSULTING, INC.

OPERATING RESULTS BY BUSINESS SEGMENT

	Revenues	Adjusted EBITDA (2)	Margin	Utilization	Average Rate (3)	Billable Headcount
	(in thousands)
Three Months Ended September 30, 2005
Forensic and Litigation Consulting	$55,197	$16,786	30.4%	73%	$277	462
Corporate Finance/Restructuring	49,605	14,083	28.4%	79%	$388	333
Economic Consulting	28,387	7,211	25.4%	80%	$368	171

EBITDA before corporate expenses	$133,189	38,080	28.6%	76%	$331	966

Corporate expenses		(6,882)

Adjusted EBITDA (2)		$31,198	23.4%

Nine Months Ended September 30, 2005
Forensic and Litigation Consulting	$156,924	$50,644	32.3%	76%	$278	462
Corporate Finance/Restructuring	135,441	41,281	30.5%	82%	$399	333
Economic Consulting	81,355	19,880	24.4%	84%	$375	171

EBITDA before corporate expenses	$373,720	111,805	29.9%	79%	$337	966

Corporate expenses		(22,756)

Adjusted EBITDA (2)		$89,049	23.8%

Three Months Ended September 30, 2004
Forensic and Litigation Consulting	$44,035	$11,708	26.6%	71%	$280	348
Corporate Finance/Restructuring	40,409	13,557	33.5%	84%	$403	230
Economic Consulting	19,989	3,354	16.8%	70%	$360	148

EBITDA before corporate expenses	$104,433	28,619	27.4%	75%	$340	726

Corporate expenses		(4,459)

EBITDA (1)		$24,160	23.1%

Nine Months Ended September 30, 2004
Forensic and Litigation Consulting	$133,890	$38,737	28.9%	74%	$286	348
Corporate Finance/Restructuring	123,272	38,816	31.5%	84%	$404	230
Economic Consulting	64,956	14,112	21.7%	79%	$368	148

EBITDA before corporate expenses	$322,118	91,665	28.5%	78%	$341	726

Corporate expenses		(16,242)

EBITDA (1)		$75,423	23.4%

(1)	We define EBITDA (earnings before net interest, taxes, depreciation and amortization) as operating income before depreciation and amortization which may not be similar to EBITDA measures of other companies. EBITDA is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statement of operations. We believe that EBITDA is useful to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to fund capital expenditures and service debt. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. EBITDA is a common alternative performance measure used by investors, analysts and credit rating agencies to evaluate and compare the operating performance and value of companies with our industry.

(2)	Adjusted EBITDA represents EBITDA after corporate expenses that excludes certain one-time gains, losses and other charges that do not relate to the ongoing operations of our business. Adjusted EBITDA as defined above may not be similar to adjusted EBITDA measures of other companies. Adjusted EBITDA is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statements of income. We believe that adjusted EBITDA is useful to investors because it allows investors to evaluate our operating results and related financial performance for different periods on a more comparable basis by excluding items that do not relate to the ongoing operations of our business.

(3)	Effective January 1, 2005, we modified our calculation of average billable rate per hour to include revenue realization adjustments and success fees earned as part of employee revenues. Average billable rates per hour for prior periods have been adjusted to conform to our current presentation.

FTI CONSULTING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2005 AND DECEMBER 31, 2004

(in thousands, except per share amounts)

	September 30, 2005	December 31, 2004
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$115,257	$25,704
Accounts receivable
Billed	106,105	89,536
Unbilled	47,633	30,663
Allowance for doubtful accounts and unbilled services	(15,678)	(16,693)

	138,060	103,506
Other current assets	18,663	21,359

Total current assets	271,980	150,569
Property and equipment, net	27,038	23,342
Goodwill, net	573,223	507,656
Other intangible assets, net	23,309	10,978
Other assets	28,766	15,980

Total assets	$924,316	$708,525

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable, accrued expenses and other	$15,820	$20,771
Accrued compensation	48,176	39,383
Current portion of long-term debt	—	21,250
Billings in excess of services provided	12,147	8,924

Total current liabilities	76,143	90,328
Long-term debt, less current portion	349,252	83,750
Deferred income taxes, deferred rent and other liabilities	54,821	38,293
Stockholders’ equity
Preferred stock, $0.01 par value; 5,000 shares authorized, none outstanding	—	—
Common stock, $0.01 par value; 75,000 shares authorized; 39,018 shares issued and outstanding in 2005 and 42,487 shares issued and outstanding in 2004	390	425
Additional paid-in capital	242,498	333,735
Unearned compensation	(7,400)	(8,551)
Retained earnings	208,612	170,545
Accumulated other comprehensive loss	—	—

Total stockholders’ equity	444,100	496,154

Total liabilities and stockholders’ equity	$924,316	$708,525

FTI CONSULTING, INC.

OUTLOOK RANGE FOR 2005 BY BUSINESS SEGMENT

	Revenues	EBITDA (1)	Margin	Utilization	Average Rate	Billable Headcount
	(in thousands)
Outlook Range for 2005
From ($1.28 per share) (3)
Forensic and Litigation Consulting	$210,000	$68,000	32.4%	75%	$278	462
Corporate Finance/Restructuring	187,000	56,000	29.9%	82%	$399	333
Economic Consulting	106,000	27,000	25.5%	81%	$375	171

	$503,000	151,000	30.0%	80%	$337	966

Corporate expenses		(30,000)

Adjusted EBITDA (1) (2)		$121,000	24.1%

To ($1.35 per share) (3)
Forensic and Litigation Consulting	$213,000	$69,000	32.4%	76%	$279	462
Corporate Finance/Restructuring	192,000	59,000	30.7%	83%	$402	333
Economic Consulting	107,000	28,000	26.2%	82%	$378	171

	$512,000	156,000	30.5%	81%	$340	966

Corporate expenses		(30,000)

Adjusted EBITDA (1) (2)		$126,000	24.6%

(1)	We define EBITDA (earnings before net interest, taxes, depreciation and amortization) as operating income before depreciation and amortization which may not be similar to EBITDA measures of other companies. EBITDA is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statement of operations. We believe that EBITDA is useful to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to fund capital expenditures and service debt. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. EBITDA is a common alternative performance measure used by investors, analysts and credit rating agencies to evaluate and compare the operating performance and value of companies with our industry.

(2)	Adjusted EBITDA represents EBITDA after corporate expenses that excludes certain one-time gains, losses and other charges that do not related to the ongoing operations of our business. Adjusted EBITDA as defined above may not be similar to adjusted EBITDA measures of other companies. Adjusted EBITDA is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our statements of income. We believe that adjusted EBITDA is useful to investors because it allows investors to evaluate our operating results and related financial performance for different periods on a more comparable basis by excluding items that do not relate to the ongoing operations of our business. Reconciliations to net income projections are not included since reconciling information is not available without unreasonable expense.

(3)	Before one-time charges of approximately $0.03 per diluted share for early extinguishment of existing term loan and approximately $0.01 per diluted share for loss on NYC sub-lease.